Exhibit 99.1

Press release

1stDibs Names New CFO

–Seasoned CFO Thomas Etergino to Join the Company -

NEW YORK, March 1, 2022 – 1stDibs (NASDAQ: DIBS), a leading marketplace for extraordinary design, today announced it has hired Thomas Etergino as Chief Financial Officer (CFO). Mr. Etergino will succeed Tu Nguyen, who has served as the company’s CFO for the last two years and will be taking on a new role outside of the company. He will join the company later this month, reporting to David Rosenblatt, Chief Executive Officer.

Mr. Etergino has over thirty years of experience building and leading finance teams of both public and private companies with significant operating scale and complexity. He joins 1stDibs from Vesta Healthcare, where he served as CFO for the past five years. Previously, he held public company CFO positions at AtriCure and The Street, and at several private equity and venture-backed entities including Refinery29. He also previously served as Chief Accounting Officer and Treasurer of DoubleClick.

“I had the pleasure of working with Tom when we were both at DoubleClick. He is a smart, strategic, committed executive with extensive international experience and a proven track record of leading companies through rapid business expansions. He has considerable experience in all areas of finance, including controllership, FP&A, treasury and transactional finance. He is the perfect person to help us with our next stage of growth,” said Rosenblatt.

In his role Mr. Etergino will oversee the company’s finance, accounting and analytics functions.

“I couldn’t be more pleased to be joining David and his team. I was attracted by the company’s asset-light business model, one-of-a-kind supply and high growth potential in both the base business as well as the new strategic initiatives including international expansion and Auctions,” said Etergino.

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About 1stDibs
1stDibs is a leading online marketplace connecting design lovers with highly coveted sellers and makers of vintage, antique and contemporary furniture, home décor, art, fine jewelry, watches and fashion.

Contacts:
Investor Relations:
Kevin LaBuz
investors@1stdibs.com

Press:
Jennifer Miller
jennifer.miller@1stdibs.com